Exhibit (h)(11)

FIRST AMENDMENT TO FULLY PAID SECURITIES LENDING AGREEMENT

Wedbush Securities Inc., (”Wedbush”), and ETFMG Alternative Harvest ETF, a series fund of the ETF Managers Trust (”ETFMG” or “you”) have entered into a Fully Paid Securities Lending Agreement, Dated on or about September 6, 2018 (as amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions) (the “Existing Agreement” a copy of which is attached). ETFMG together with Wedbush, are referred to as the “Parties”, and each, a “Party”.

WHEREAS, the Parties desire to amend the Existing Agreement to permit a portion of any Collateral to be invested in a certain qualified securities and/or FDIC Cash Sweep Program as agreed to between the Parties;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Definitions. Capitalized terms used and not defined in this amendment (“Amendment”) have the respective meanings assigned to them in the Existing Agreement.

2.  Amendments to the Existing Agreement. As of October 10, 2019 (the “Effective Date”), the Existing Agreement is hereby amended or modified as follows:

    (a)   The section titled “Collateral” in the Existing Agreement is hereby amended by deleting the following words:

 “You agree that you will not remove the Collateral from your account, nor use it for any other purpose, including the purchase of other shares or investments, except in the case that Wedbush fails to return your loaned out shares upon termination of the loan”

in the last paragraph of such section and substituting it the following:

“You agree that you will not remove the Collateral from your account, nor use it for any other purpose, including the purchase of other shares or investments, except: (i) in the case that Wedbush fails to return your loaned out shares upon termination of the loan; (ii) to sweep available cash into Wedbush’s FDIC Cash Sweep Program or (iii) for holding, or creating certain qualified securities as agreed to between the Parties and listed on Exhibit A, as amended from time to time (the “Permitted Securities”), provided that no more than 50% of the Collateral may be held in Permitted Securities. You understand and agree that Wedbush shall have no liability for any risk related to holding Collateral in the form of Permitted Securities including without limitation any fluctuation in the value of the Permitted Securities and that you solely bear any such risks. The value of the Permitted Securities will be monitored daily and adjusted up or down depending on the market value, as determined in accordance with daily mark to market. In the event that, upon the daily mark to market, the value of the Permitted Securities is less than the Cost Basis (as defined below), you hereby authorize Wedbush to transfer cash from your primary account to your fully paid lending account so that such transfer cures any such unrealized losses in the Collateral. In the event that, upon the daily mark to market, the value of the Permitted Securities is more than the Cost Basis, you hereby authorize Wedbush to transfer cash from your fully paid lending account to your primary account so that the value of the Collateral does not exceed the amount of the Cost Basis. “Cost Basis” means the value of the Permitted Securities on the date such Permitted Securities were purchased, created (in the case of Permitted Securities that are exchange traded funds), or placed into your account where other Collateral is held.”

(b) The last sentence of the section titled “Termination of Loan” in the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“You understand that, upon the loan being terminated and the shares being returned to your account, the corresponding Collateral will be removed from your account. Wedbush has absolute discretion whether to remove Collateral as cash and/or Permitted Securities or any combination thereof. In the event a portion of the Collateral is held as a Permitted Securities, Wedbush may in its sole discretion either liquidate such Permitted Securities and remove the proceeds from your account, or redeem the Permitted Securities for cash or in kind from your account.”

3.  Miscellaneous.

    (a) Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, will mean and be a reference to the Existing Agreement as amended by this Amendment.

   (b)  This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

     (d) This Amendment and Exhibit A constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have executed this Amendment.

WEDBUSH SECURITIES INC.	ETFMG Alternative Harvest ETF, a series fund of the ETF Managers Trust.

/s/ Rob Paset	/s/ Samuel Masucci III
Rob Paset, Executive Vice President	Samuel Masucci, III, President
ETF Managers Trust

EXHIBIT A
FIRST AMENDMENT TO FULLY PAID SECURITIES LENDING AGREEMENT
PERMITTED SECURITIES

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ETFMG Sit Ultra Short ETF – Ticker VALT

WEDBUSH SECURITIES INC.	ETFMG Alternative Harvest Etf, a series fund of the ETF Managers Trust.

/s/ Rob Paset	/s/ Samuel Masucci III
Rob Paset, Executive Vice President	Samuel Masucci, III, President
ETF Managers Trust

Date: October 10, 2019	Date: October 10, 2019